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                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE


                                                                       Net              Weighted       Per-Share
Dollars and amounts in thousands, except per share amounts          Earnings         Average Shares      Amount
                                                                  ------------       --------------   ------------
2000
     Basic                                                        $     56,782            55,900      $       1.02
        Effect of dilutive stock options                                     -             1,560
     Diluted                                                      $     56,782            57,460      $        .99

1999
     Basic                                                        $     68,100            55,817      $       1.22
        Effect of dilutive stock options                                     -             2,795
     Diluted                                                      $     68,100            58,612      $       1.16

1998
     Basic                                                        $     54,897            54,267      $       1.01
        Effect of assumed conversion of convertible notes                  212             1,021
        Effect of dilutive stock options                                     -             2,367
     Diluted                                                      $     55,109            57,655      $        .96



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